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                                                                      EXHIBIT 1

                                OPTION AGREEMENT


This Option Agreement (the "Option Agreement") is made and entered into this 22 day of June, 2001 by and among PACIFIC ATLANTIC TRADING CORPORATION INC., a corporation organized and existing under the laws of Cayman Islands, SQ GRAND CAYMAN CORP., a corporation organized and existing under the laws of Grand Cayman and ROBERTO GUZMAN LYON (collectively "PATCO") and NORSK HYDRO ASA, a corporation organized and existing under the laws of Norway ("HYDRO").


I)       A)       RECITALS.

         WHEREAS pursuant to the Letter of Intent executed on May 21, 2001 by and among Hydro and Patco (the "LOI"), Hydro agreed (i) to loan US$7,000,000.- to SQ Grand Cayman Corp. ("SQGC"), a subsidiary of Patco (the "SQH Loan"), and
(ii) offer to loan US$18,000,000 to Calichera Caiman ("PCOS"), a subsidiary of Sociedad de Inversiones Pampa Calichera S.A. (the "PC Loan").

         WHEREAS pursuant to the LOI, in consideration of and upon the Date of Exercise of the SQH Loan and the PC Loan, Patco agreed to grant Hydro an option to subscribe newly issued shares of SQH equal to 49% of the outstanding shares of SQH for an amount computed as provided for in Sections II and III of this Agreement, (the "Original Subscription Value").

         WHEREAS, on the date hereof the SQH Loan and the PC Loan have been executed and a copy of each of such agreements are attached hereto as Annex I.A.

         NOW THEREFORE, for and in consideration of the mutual representations, warranties, covenants and agreements contained herein and intending to be legally bound hereby, the parties hereto agree as follows:


         B)       DEFINITIONS.

Terms defined in the LOI shall for the purposes of this Agreement have the meanings ascribed to them in the LOI. Except as otherwise specified or as the context may otherwise require, the following terms shall have the respective meanings set forth below whenever used in this Agreement:

"Affiliate" means, with respect to any Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person.

"Bylaws" shall mean the bylaws of SQH.

"Business Day" means any day excluding Saturday, Sunday and any date that shall be in the Republic of Chile or in Norway a legal holiday.

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"Chilean GAAP" shall mean Chilean generally accepted accounting principles applied on a consistent basis.

"Date of Exercise" shall mean the date of execution of the first Subscription Agreement.

"Escrow Agreement", means the Escrow Agreement attached as Annex I.X. hereof.

"Exchange Rate" shall mean the exchange rate denominated "Dolar Observado", published in the Chilean Official Gazette on the day previous to the day of such determination takes place, by the Central Bank of Chile in accordance with Chapter I, paragraph six, of the Compendium of Foreign Exchange Regulations of the Central Bank of Chile; provided that if the Central Bank of Chile ceases to publish the Dolar Observado, the exchange rate shall be determined by reference to the rate of exchange replacing the Dolar Observado.

"Julio Ponce Personal Guarantee", means the guarantee (codeuda solidaria) granted by Mr. Julio Ponce Lerou in order to secure Patco's obligations, the seriousness and effectiveness of its representations and warranties and the payment of any indemnities contained in this Option Agreement evidenced by means of public deed of even date, granted in Notary of Santiago of Mr. Jose Musalem Saffie, which is attached to this agreement as Annex I.B.(a).

"Lien" means with respect to any asset, any mortgage, lien, pledge, charge, security interest, claim, option, limitation, restriction, or similar encumbrance in respect of such asset.

"Net Financial Adverse Effect" or "NF" means, with respect to any application within representations and warranties made by Patco, a consolidated adverse financial effect in SQH which, has an impact that is greater than US$1,500,000 on the Chilean GAAP shareholders' equity of SQH. No Net Financial Adverse Effect may be caused, or contributed to, by a change in the market value of the assets and liabilities of each of SQH, NG, OB, PC and SQM due solely to a change in the then prevailing interest rates or fluctuations in the stock markets.

"NG" shall mean Norte Grande S.A., a publicly traded corporation organized under the laws of Chile and listed on the Santiago Stock Exchange.

"NG Pledge" shall mean the pledge over shares of NG granted by SQH in favor of Hydro by means of public deed dated June 22, 2001 executed in the Notary of Santiago of Mr. Jose Musalem Saffie, a copy of which is attached hereto as Annex I.B.(b);

"Person" means an association, corporation, individual, partnership, trust or other entity or organization, including a government or a political subdivision, agency or instrumentality thereof.

"Shares" shall mean the shares of SQH.

"OB" shall mean Sociedad de Inversiones Oro Blanco S.A., a publicly traded corporation organized under the laws of Chile and listed on the Santiago Stock Exchange.


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"Pesos" or "CH$" means the local currency of the Republic of Chile.

"PC" shall mean Sociedad de Inversiones Pampa Calichera S.A., a publicly traded corporation organized under the laws of Chile and listed on the Santiago Stock Exchange.

"PCOS" shall mean Calichera Caiman, an offshore subsidiary of PC.

"SQH" shall mean Inversiones SQ Holding S.A. a Chilean corporation, and a subsidiary of Patco.

"SQM" shall mean Sociedad Quimica y Minera de Chile S.A. a publicly traded corporation organized under the laws of Chile and listed on the Santiago Stock Exchange.

"US$" means United States dollars.


II)      THE HYDRO OPTION.

2.1. The Option. Patco hereby grants Hydro an option to subscribe newly issued shares of SQH equal to 49% of the outstanding shares of SQH for an amount equal to the Original Subscription Value (the "Option").

2.2. Term to Exercise the Option. The Option is exercisable at the option of Hydro as to all, but not less than all, of the shares subject thereto, until the later of:

         (i)            Two years after this date; or

         (ii) The date upon which all amounts due under the SQH Loan and the PC Loan are paid in full.

2.3. Exercise of the Option. In order to exercise the Option Hydro shall give Patco a written notice substantially in the form of Annex 2.3. hereto (the "Option Notice"). As soon as practicable after receipt of the Option Notice, but not later than 30 days as of the receipt of the Option Notice, Patco shall:

         (i) Hold an extraordinary shareholders meeting with the presence of all of the shareholders of SQH to approve a capital increase of SQH for the amount of the Original Subscription Value and the corresponding issuance of shares representing 49% of the outstanding shares of SQH. The minutes of such shareholders meeting shall be substantially in the form of Annex 2.3. (i);

         (ii) Permit Hydro to attend the shareholders meeting in order that all the shareholders of SQH waive or transfer for a nominal value their preferential subscriptions rights in favor of Hydro; and

         (iii) Permit Hydro to subscribe the shares issued as a consequence of such capital increase by means of a simultaneous execution of a subscription agreement substantially in the form of Annex 2.3. (iii) (the "Subscription Agreement").



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2.4.     Payment of the Shares. Hydro shall pay the Original Subscription Value, in cash as follows:

         (a)            US$25,000,000 shall be paid at the Date of Exercise;

         (b) If at the Date of Exercise it is certain that there is a balance to complete the Original Subscription Value, this balance shall be paid within 10 days after the date the SQH Loan and the PC Loan have been fully paid. If it is no certainty according to the rules of the deferrals contained in
                  Section III herein, paragraph III and IV shall apply.

         For these purposes, the capital increase of SQH shall be expressed in Chilean Pesos in the amount equivalent to the Original Subscription Value at the Exchange Rate, payable in US$.


III)     SUBSCRIPTION VALUE.

3.1. Subscription Value Determination. The Original Subscription Value will be determined by subtracting the amounts determined in accordance with paragraphs 3.1.(a) and (b) from US$ 60 million. The amounts deferred pursuant to paragraphs 3.1.(a) and (b) may be subscribed at a later date as described therein.

         a. Non Core Assets. If after conducting the due diligence procedure on the non-core assets of PC (Ceramicas Industriales S.A.) and NG (Ceramica Santiago S.A.), the appraisal by an internationally recognised firm of investment bankers chosen from the list prepared by Patco and approved by Hydro (the "Appraisal Value") is less than US$ 60 million for both Ceramicas Industriales S.A., ("CISA") and Ceramicas Santiago S.A. ("CSSA"), (such value defined as the "Assumed Value") payment of an amount equal to 50% of the amount determined by subtracting the Appraisal Value from 70% of the Assumed Value (the "Threshold Value"), if and only if such amount is a positive number, shall be deferred (the "Deferral Amount"), and therefore deducted from the subscription value, until such time as such assets are sold to an independent third party. This is demonstrated by the following formula:


                                   FORMULA:

 APPRAISAL VALUE - (.7 X ASSUMED VALUE) = X [IF X IS > 0] X .5 = DEFERRAL AMOUNT

                           Upon the sale of such assets:

                  i.            In the event that the net cash proceeds of the
                           sales to PC and NG (the "Sale Price") are less than the Appraisal Value no subscription of the Deferral Amount shall be made.

                  ii.           In the event that the Sale Price is equal to or
                           greater than the Threshold Value, the Deferral Amount shall be



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                           subscribed in accordance with the deferred
                           subscription procedure described in Section IV, below;

                  iii.               In the event that the Sale Price is greater
                           than the Appraisal Value but less than the Threshold Value, a proportional subscription based upon the Sale Price shall be made in accordance with the deferred subscription procedure described in Section IV, below. Such proportion shall be equal to the percentage of the Deferral Amount that is equal to the percentage determined by dividing the Sale Price by the Threshold Value;

                  iv.                   In the event that the sale of CISA
                           and/or CSSA has not occurred prior to the date upon which the consolidated financial statements of SQM for the year ended 31 December 2003 are approved by the annual shareholders' meeting of such corporation, the obligation to subscribe the Deferral Amount hereunder shall terminate; and

                  v.                    The Parties undertake to carry out this
                           adjustment procedure within 60 days after the date hereof and in any event prior to the exercise of the Hydro Option.

         b. Additional Investments. Based on a commercial assessment of SQH and its subsidiaries and on publicly available information about SQM, Hydro has determined the subscription value. Hydro has requested and Patco has agreed to defer the subscription of the sum of US$ 8 million (and therefore deduct it from the US$ 60 million in order to determine the original subscription value). In the event that on 31 December 2002, SQM has not made or become contractually obligated with respect to investments with an aggregate cost in excess of US$100 million per year during calendar years 2001, 2002 or 2003 (based on the published investment program of SQM attached as Annex 3.1.(b) hereto, the deferred amount shall be subscribed in accordance with the deferred subscription procedure described in Section IV, below on January 10, 2003. In the event that SQM has made or become contractually obligated to make such additional investments, the deferred amount shall be subscribed in accordance with the deferred subscription procedure described in Section IV, below, as follows:

                  i.                    DEBT RATIO. US$ 2 million shall be
                           subscribed within 10 business days after the December 31, 2003 audited consolidated financial statements of SQM are approved by the annual shareholder meeting provided that the Net Debt (for this purpose "Net Debt" means total interest bearing debt minus cash and cash equivalents) of SQM on the balance sheet (as reported on an audited consolidated basis under Chilean GAAP) as of 31 December 2003 is equal to or less than 34.5% of the sum of the Net Debt plus total shareholders' equity. The above referred percentage has been agreed upon based on a stable dividend policy of 50% of the net income, therefore if such dividend policy is in fact modified during any of the years 2001, 2002 and/or 2003, the shareholders' equity shall be


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                           adjusted, up or down, to reflect such variance. The
                           intent of the parties has been to neutralise the effect of a dividend policy change on the calculation of the Net Debt ratio stated above; and shall be calculated as follows:

                                         FORMULA:

                              NET DEBT 2003        = TO OR LESS THAN 34.5%
                        ---------------------------
                        NET DEBT 2003 + EQUITY 2003

                        Where

                        - NET DEBT = total interest bearing debt - (cash + cash equivalents)

                        - EQUITY 2003 = shareholders' equity 2003 according to consolidated balance sheet +/- (change in dividends 2001 +/- change in dividends 2002 +/- change in dividends 2003)

                        - CHANGE IN DIVIDENDS IN ANY YEAR 2001 TO 2003 = (0,50 Net Income +/- Actual Dividend)

                  ii.      EBITDA TEST.

                           1.                   In the event that the weighted
                                    average EBITDA of SQM (as reported on an audited consolidated basis under Chilean
                                    GAAP) for the two years ended 31 December
                                    2003 is equal to or greater than US$ 205 million, the sum of US$ 6 million shall be subscribed;

                           2.                   In the event that the test set
                                    forth in the preceding paragraph is not met but the weighted average EBITDA of SQM (as reported on an audited consolidated basis under Chilean GAAP) for the three years ended 31 December 2003 is equal to or greater than US$ 132.5 million, the sum of US$ 4 million shall be subscribed; and

                           3.                   In the event that the weighted
                                    average EBITDA for the three years ended 31
                                    December 2003 is less than US$ 132.5
                                    million, no subscription shall be made.

                                    For purposes of the EBITDA Test in paragraph
                                    (1) the weighted average EBITDA for the 2 years ended 31 December 2003 shall be the sum of (a) 50% of the EBITDA for 2002 plus
                                    (b) 50% of the EBITDA for 2003 and for
                                    purposes of the EBITDA Test in paragraphs
                                    (2) and (3) the weighted average EBITDA for the 3 years ended 31 December 2003 shall be the sum of (x) 20% of the EBITDA for 2001
                                    (y) 30% of the EBITDA for 2002 and (z) 50% of the EBITDA for 2003. Any payment in respect of the EBITDA Test shall be made on the same date as provided in paragraph 3.1.(b)(i) with respect to the Debt Ratio.



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IV)      ADDITIONAL SUBSCRIPTIONS.

If under the application of the rules contemplated under Section III above, Hydro becomes obligated to subscribe additional amounts (the "Additional Amounts"), the parties will follow the following procedure in order to achieve SQH receiving 100% of such additional payment and also keep the agreed shareholding proportion of 51% for Patco and 49% for Hydro.

(i) Patco and Hydro shall approve a capital increase of SQH equal to the Additional Amounts to be made by Hydro;

(ii) The capital increase shall be subscribed by the shareholders in the 51% for Patco and 49% for Hydro shareholding;

(iii) In order to fund the payment of such capital increase, Hydro shall pay the Additional Amounts as follows: (a) 49% of such amount shall be paid by Hydro to SQH as the subscription price of the capital increase and (b) 51% of such amount shall be paid by Hydro to SQGC, as a net indemnity, and Patco shall use such funds to pay its portion of the capital increase.


V)       REPRESENTATIONS AND WARRANTIES OF PATCO.

Patco hereby represents and warrants to Hydro as of the date hereof and as of the date each of the Subscription Agreements are executed and delivered by SQH and Hydro that in respect of each of Patco, SQGC, SQH, NG, OB and PC (collectively, "the Companies"), that:

5.1. Corporate Existence and Power. Patco and SQGC have been duly incorporated and are validly existing as corporations under the laws of the Cayman Islands and both have all corporate powers required to carry on its business as now conducted.

5.2. Ownership of Shares. SQGC is the owner of all but one of the shares of SQH, free and clear of any Lien, and will transfer and deliver to Hydro at the Date of Exercise valid title to subscribe the newly issued shares representing 49% free and clear of any Lien.

5.3. Good Standing. Each of SQH, NG, OB, PCOS and PC (i) has been duly incorporated and is validly existing and in good standing as a sociedad anonima under the laws of the Republic of Chile; (ii) has all corporate powers required to own and operate its properties and to carry on its business as now conducted; (iii) has all governmental licenses, authorisations, permits, consents and approvals required to carry on its business as now conducted ("Licenses") and to the best knowledge of Patco no notice of revocation, suspension or modification of any of those Licenses has been received nor is any such revocation, suspension or modification threatened; (iv) the copies of the estatutos of each of SQH, NG, OB, PCOS and PC attached in Schedule 5.3 (iv) to this Option Agreement, are accurate and complete copies of the estatutos of each of SQH, NG, OB, PCOS and PC ; (v) no changes to any such estatutos are pending or are envisaged to be required to be made to them except as provided in this Option Agreement; (vi) has complied with and is not in violation of any of the provisions of

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         its certificate of incorporation or estatutos or the applicable laws and regulations of the Republic of Chile; and (vii) Except as provided on Schedule 5.3 (vii) there are no Liens on the Shares and on the shares of each of NG, OB, PC and SQM owned by such entities.

5.4. Corporate Authorizations. The execution, delivery and performance by Patco of this Option Agreement and the consummation by Patco of the transactions contemplated hereby are within Patco's corporate powers and have been or will be duly authorized by all necessary corporate action on the part of Patco. This Option Agreement constitutes a valid and binding agreement of Patco, enforceable against Patco in accordance with its terms, subject to the effect of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditor's rights generally.

5.5. Governmental Authorization. Other than the notices to be given to the Superintendencia de Valores y Seguros of Chile, to the Chilean stock exchanges and /or to the Securities and Exchange Commission and the New York Stok Exchange in the United States, the execution, delivery and performance by Patco of this Option Agreement does not require any approval of, authorization by, notification to, or filing with, any governmental body, agency, official or authority on the part of Patco.

5.6. Non-Contravention. The execution, delivery and performance by Patco of this Option Agreement does not (i) contravene or conflict with the estatutos of Patco or each of the estatutos of SQH, NG, OB, PCOS and PC; (ii) contravene or constitute a violation of any provision of any law, regulation, judgement, injunction, order or decree binding upon or applicable to Patco or each of SQH, NG, OB, PCOS, and PC ; (iii) require any consent by any Person under, constitute a default under, or give rise to any right of termination, cancellation of any obligation of each of SQH, NG, OB, PCOS and PC under any contract or other written instrument binding upon each of SQH, NG, OB, PC and PCOS or any license, franchise, permit or other similar authorization held by each of SQH, NG, OB, PC and PCOS; (iv) result in the creation or imposition of any Lien on any asset of each of SQH, NG, OB, PC and PCOS; and/or
         (v) contravene any pre-emptive rights or rights of first refusal regarding any of Shares.

5.7. Capitalization. As of the date of this Option Agreement and on the Date of Exercise:

         (a) The authorized capital of each of SQH, NG, OB, PC and PCOS is what is stated in Schedule 5.7 (a);

         (b) Except as stated in Schedule 5.7.(a), all outstanding shares of capital stock of each of SQH, NG, OB, PC and PCOS have been duly authorized, subscribed for, validly issued, duly registered and fully paid-in, and there are no outstanding (i) securities of each of SQH, NG, OB, PC and PCOS convertible into or exchangeable for shares of capital stock or voting securities of each of SQH, NG, OB, PC and PCOS; (ii) options or other rights, to acquire from each of SQH, NG, OB, PC and PCOS, or other obligation of each of SQH, NG, OB, PC and PCOS to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of each


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                  of SQH, NG, OB, PC and PCOS (the items in clauses (i) and (ii)
                  above being referred to collectively as the "Each of SQH, NG, OB, PC and PCOS Securities"); (iii) Each of SQH, NG, OB, PC and PCOS Securities encumbered with any Lien, other than what is listed in Schedule 5.7.(a); (iv) options or other rights of any Persons with respect to non-subscribed securities of each of SQH, NG, OB, PC and PCOS; nor (v) obligations for each of SQH, NG, OB, PC and PCOS to repurchase, redeem or otherwise acquire any capital stock.

5.8. Financial Statements. The December 31, 2000 audited financial statements (and any subsequently published audited or unaudited financial statements) of each of SQH, NG, OB, PC and PCOS have been prepared in accordance with Chilean law and Chilean GAAP. Such audited financial statements are true, accurate and complete representations of the assets, liabilities, financial position, state of affairs, and the results of operation for the periods then ended.

5.9. Absence of Certain Changes. Since the date of execution of the LOI, each of SQH, NG, OB, PC and PCOS has conducted its operations prudently and in the ordinary and usual course of its business and there has not been:

         (i) any change in the financial condition, properties, business, or results of the operations on each of SQH, NG, OB, PC and PCOS, that individually or in the aggregate has, have or may have a Net Financial Adverse Effect;

         (ii) any disposal of, or agreement to dispose of, any asset other than in the ordinary course of trading, nor for an amount which is lower than book value or an open market arm's length value, whichever is higher; and

         (iii) any acquisition of, or agreement to acquire, any asset for an amount which is higher than open market arm's length value.

5.10. There are, other than those required by law, no employment, deferred compensation, severance, retirement or other similar agreements entered into with any director or officer of SQH, NG, OB, PC and PCOS.

5.11.    Properties.

         (i) Each of SQH, NG, OB, PC and PCOS has good and marketable title to all of its material tangible assets, (all of such assets being adequately insured against any and all customary risks), or in the case of leased property have valid leasehold interests in, all property and assets (whether real or personal, tangible or intangible) material to the business of each of SQH, NG, OB, PC and PCOS, and the accounts making adequate provisions or reserves for, or disclose, all liabilities (including contingent and disputed liabilities), indicating clearly which of those liabilities are not provided or reserved for;

         (ii) There are no Liens, nor has each of SQH, NG, OB, PC and PCOS agreed to create any Liens, over any part of its undertakings or assets material to the business of each of SQH, NG, OB, PC and PCOS other than those disclosed in Schedule 5.11;



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5.12.    Litigation. There is no action, suit, investigation or proceeding pending, or to the knowledge of Patco, threatened in writing, against each of SQH, NG, OB, PC and PCOS before any court, arbitrator or governmental authority, which would have a Net Financial Adverse Effect;

5.13.    Material Contracts.

         (a) Except as disclosed on Schedule 5.13 (a) or as may be entered into in the ordinary course of the business conducted by each of SQH, NG, OB, PC and PCOS, each of SQH, NG, OB, PC and PCOS is not a party to:

                  (i) any contract or series of contracts related to the same matter for the purchase of materials, supplies, goods, services, equipment or other assets providing for annual payments by each of SQH, NG, OB, PC and PCOS of US$ 500,000 or more (or the equivalent thereof in other currencies);

                  (ii) any agreement relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) material to each of SQH, NG, OB, PC and PCOS.

                  (iii) any agreement or contract the existence of which would reasonably be expected to have a Net Financial Adverse Effect.

         (b) Each agreement, contract and commitment to which each of SQH, NG, OB, PC and PCOS is a party disclosed in any Schedule to this Agreement is in full force and effect, and to the knowledge of Patco neither of SQH, NG, OB, PC and PCOS is in default or breach in any material respect under the terms of any such agreement, contract or commitment which would reasonably be expected to have a Net Financial Advers Effect;

5.14. Compliance with Laws. Each of SQH, NG, OB, PC and PCOS is not in violation of any applicable laws, statutes, ordinances, regulations or regulatory orders.

5.15. Trademarks. (a) No activities of each of SQH, NG, OB, PC and PCOS infringe any trademark or other Intellectual Property rights of any third party and no notice of any claim has been received by Patco nor by each of SQH, NG, OB, PC and PCOS in respect of such infringements

5.16. Taxes. (a) All Tax-returns, statements, reports and forms (collectively, "Each of SQH, NG, OB, PC and PCOS Returns") required to be filed with any Taxing Authority by each of SQH, NG, OB, PC and PCOS have been filed; (b) all information provided in the each of SQH, NG, OB, PC and PCOS Returns is true, correct and complete in all material respects; (c) all taxes shown as due and payable on the each of SQH, NG, OB, PC and PCOS Returns that have been filed have been timely paid, or provision therefore has been duly made, and (d) there is no claim, audit, action, suit, proceeding, or investigation now pending or threatened against each of SQH, NG, OB, PC and PCOS in respect of any Tax.


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         The following terms, as used above, have the following meaning:

         "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means any income tax, stamp tax, real estate taxes, tax on assets or value added tax, capital gains tax, business license tax ("patente municipal"), custom duties, and any other taxes, duties or contributions, including any tax to be withheld by each of SQH, NG, OB, PC and PCOS and any "Pagos Provisionales Mensuales", or any tax arising out of the transactions contemplated by this Agreement together with any interest or any penalty, addition to tax or additional amount imposed by any governmental or municipal authority (domestic or foreign) responsible for the imposition of any such tax (a "Taxing Authority").

5.17. Environmental Matters. Each of SQH, NG, OB, PC and PCOS is not in violation of any applicable environmental laws and regulations, as per Chilean standards.

5.18. Finders' Fees. No investment banker, broker, finder or other intermediary has been retained by or is authorized to act on behalf of Patco or each of SQH, NG, OB, PC and SQM who is entitled to any fee or commission from Hydro upon consummation of the transactions contemplated by this Option Agreement.

5.19. Complete Information. Patco declares that they have supplied to Hydro all information and data with respect to SQH and have omitted or withheld none of the information or data, which Patco reasonably ought to have supplied to Hydro in order to enable the latter to form a correct opinion on the desirability of the subscription of the Shares.

5.20. Confidential Information. Neither Patco nor SQH or its subsidiaries shall provide any information deemed confidential or privileged unless there is a direct interest in the relevant deal or matter, or has a satisfactory indirect interest such as guarantor of the obligation of another party or in any other way, in which cases, the delivery of information shall be decided by the competent board or shareholder's meeting, as required by applicable law.


And, in respect of SQM Patco hereby represents and warrants to Hydro as of the date hereof and as of the date each of the subscription agreements under Section
2.3. and IV herein, are executed and delivered by SQH and Hydro that, the annual report of SQM as filed with the SVS and SEC does not contain any misstatement of a material fact or omit to state any material fact necessary to be stated under the circumstances.


VI)      REPRESENTATIONS AND WARRANTIES OF HYDRO.

Hydro hereby represents and warrants to Patco as of the Date of Exercise that:

6.1. Corporate Existence and Power. Hydro (i) has been duly incorporated and is validly existing as a corporation organized under the laws of Norway; (ii) Hydro has all corporate powers to carry on its business as now conducted, (iii) Hydro has all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.

6.2. Corporate Authorization. The execution, delivery and performance by Hydro of this Agreement and the consummation by Hydro of the transactions contemplated hereby are within the Hydro's corporate powers and have been or will be duly authorized by all necessary corporate action on the part of Hydro. This Agreement constitutes a valid and binding agreement of Hydro, enforceable against Hydro in accordance with its terms, subject to the effect of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally.

6.3. Governmental Authorization. To the knowledge of Hydro, the execution delivery and performance by Hydro of this Agreement does not require any approval of, or filing with, any governmental body, agency, official or authority on the part of Hydro or any of its subsidiaries other than those required in similar transactions of this nature.

6.4. Non Contravention. The execution, delivery and performance by Hydro of this Agreement does not and will not (i) contravene or conflict with the certificate of incorporation or by-laws of Hydro, (ii) contravene or constitute a violation of any provision of any law, regulation, judgement, injunction, order or decree binding upon Hydro or (iii) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Hydro under, any agreement or other instrument binding upon Hydro or any of its Affiliates or any license, franchise, permit or other similar authorization held by Hydro or any of its Affiliates.

6.5. Finders' Fees. No investment banker, broker, finder or other intermediary has been retained by or is authorized to act on behalf of Hydro who is entitled to any fee or commission from Patco or any of their Affiliates upon consummation of the transactions contemplated by this Agreement.

6.6. Litigation. There is no action, suit, investigation or proceeding pending, or to the knowledge of Hydro threatened, against Hydro before any court, arbitrator or governmental authority which seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.


VII)     COVENANTS OF PATCO.

7.1. Amendment of Bylaws. Within 30 days after the delivery of the Option Notice, and in all event prior to the execution of the Subscription Agreement, Patco shall amend the Bylaws of SQH, in order to provide that the sale of shares in NG shall be decided by the unanimous proposal and resolution of the board of directors and by a shareholders meeting adopted by two thirds of the issued shares with voting rights.

         Within the same term, Pacto shall cause the board of NG to call a shareholders meeting to decide the amendment of the bylaws of NG, in order to provide, if such meeting so decides, that the sale of its interest in OB shall require a unanimous proposal and resolution of the board of directors and be decided by the shareholders meeting through a resolution adopted by two thirds of the issued shares with voting rights, according to the interest of NG. The same procedure shall apply for the purpose of granting of a power of attorney addressed to the sale of such shares. Patco, to the extent permitted by applicable law, and acting in the best interest of NG, shall cause such decisions.

         Within the same term, Patco shall cause the board of OB to call a shareholders meeting to decide the amendment of the bylaws of OB, in order to provide, if such meeting so decides, that the sale of its interest in PC shall require a unanimous proposal and resolution of the board of directors and be decided by the shareholders meeting through a resolution adopted by two thirds of the issued shares with voting rights, according to the interest of OB. The same procedure shall apply for the purpose of granting of a power of attorney addressed to the sale of such shares. Patco, to the extent permitted by applicable law, and acting in the best interest of OB, shall cause such decisions.

         Within the same term, Pacto shall cause the board of PC to call a shareholders meeting to decide the amendment of the bylaws of PC, in order to provide, if such meeting so decides, that the sale of its interest in SQM shall require a unanimous proposal and resolution of the board of directors and be decided by the shareholders meeting through a resolution adopted by two thirds of the issued shares with voting rights, according to the interest of PC. The same procedure shall apply for the purpose of granting of a power of attorney addressed to the sale of such shares. Patco, to the extent permitted by applicable law, and acting in the best interest of PC, shall cause such decisions.

7.2. Capital Contributions. Upon completion of each of the capital subscriptions by Hydro, SQH shall use the proceeds to pay its own indebtedness, and, once paid, shall cause a capital increase and shall subscribe at least its proportion of the newly issued shares. The same actions and the same use of proceeds shall be made by NG and OB in NG at the time those entities receive capital increases from its parent company. For these purposes SQH, NG and OB shall cause the amendment of the bylaws of its respective immediate subsidiary necessary to make capital increases in its immediate subsidiary in order for it to pay its indebtedness.

7.3. Conduct of Business. From and after the date hereof, Patco will use its best efforts to conduct SQH's business and affairs only in the ordinary course of business. Patco will give Hydro prompt written notice of any material change in any of the information contained in the representations and warranties made in Article V hereof which occurs prior to the exercise of the Option. Without limiting the generality of the foregoing, prior to the exercise of the Option, Patco will not, without Hydro's prior written approval:

         (a) change SQH's certificate of incorporation or by-laws or merge or consolidate or obligate itself to do so with or into any other entity;

         (b) create, incur or assume any liability or obligation for borrowed money; except in the ordinary course of business;

         (c) assume or guarantee any liability or responsibility (whether directly, contingently or otherwise) for the obligations of any other person;

         (d) declare or make any payment of dividends or other distributions upon or in respect of any shares of its capital stock, or purchased, retired or redeemed, or obligated itself to purchase, retire or redeem, any of its shares of capital stock or other securities;

         (e) sell, transfer, lease, mortgage, pledge or agree to sell, transfer, lease, mortgage or pledge or otherwise disposed of or agreed to dispose of any of its assets or canceled or agreed to cancel any debts or claims except in the ordinary course of business except the non core assets referred to in
                  Section 3.1 a);

         (f) terminate or received any notice of termination of any contract, lease, license or other agreement except in the ordinary course of business;

         (g) make any increase in the rate of compensation, commission, bonus or other direct or indirect remuneration payable to any director, officer or key employee other than increases occurring in the Ordinary Course of Business;

         (h) make any capital expenditures or capital additions or betterments in excess of an aggregate of US$ 2 million;

         (i) enter into any transaction, contract or commitment which is material except for (i) those entered into, in the ordinary course of business, (ii) capital expenditures permitted under subparagraph (j) above or (iii) transactions contemplated or permitted by this Agreement;

         (j) issue any shares of capital stock of SQH or securities convertible into capital stock of SQH other than as contemplated under this Agreement;

         (k) grant any options to acquire capital stock of SQH or its subsidiaries;

         (l)      change SQH's  method of accounting;

         (m) settle any arbitration, proceeding, litigation or other claim other than the payment, discharge or satisfaction in the ordinary course of business; or

         (n) make any tax election or enter into any settlement or compromise of any tax liability other than in the ordinary course of business.

7.4 Shareholders Agreement. Simultaneously with the execution of the Subscription Agreement by Hydro, Patco shall execute a shareholders agreement substantially in the form of Annex 7.4 hereof.

VIII)    COVENANTS OF HYDRO.

8.1. Change of Guarantor. Hydro undertakes to agree that upon the exercise of the Hydro Option, Hydro shall consent that SQH becomes the guarantor of any debt of SQGC, SQH, NG, OB, PC and PCOS and Subsidiaries, currently guaranteed by Mr. Julio Ponce Lerou, subject to the consent of the creditors with respect to such debt and the release of Mr. Julio Ponce Lerou from such guarantees.


IX)      GUARANTEES.

It has been material for Hydro for entering into this Option Agreement that in order to guarantee the effectiveness and seriousness of the representations, warranties and indemnities made by Patco under section V above and the fulfillment of the obligations assumed by Patco under this agreement, that the following guaranties are granted:

(a)      The NG Pledge;

(b) Julio Ponce Personal Guarantee - In his capacity as the beneficial owner of SQH, Mr. Julio Ponce Lerou personally guarantees the obligations of Patco with respect to the representations and warranties of Patco set forth in Section V hereof and the obligations of Patco under this agreement; and

(c) An Escrow Account for US$1,000,000 .- Simultaneously with the execution of the Subscription Agreement, Patco has delivered to a Public Notary one endorsable and automatically renewable 6 months term deposit for the amount of US$1,000,000, with instructions to the notary to deliver such deposit under the terms of the Escrow Agreement, which is attached hereto as Annex I.X.

The above referred guarantees will last for 3 years from the date of exercise of the Option.


X)       GENERAL PROVISIONS.

10.1. Amendment and Waiver. This Agreement may be amended, supplemented or modified only by written instruments duly executed by or on behalf of each party hereto. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

10.2. Assignment. Neither party may assign its rights and obligations to any third party without the other party's consent, with the exception that Hydro may freely assign, wholly or partly, its rights and obligations hereunder to a subsidiary with a registered branch in Santiago, Chile.

10.03. Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been given only if delivered personally or by facsimile or mailed (first class postage prepaid or by air courier) to the intended recipient at the address for notices specified below its name on the signature pages hereof.

         All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon receipt, and (iii) if delivered by mail in the manner described above to the address as provided in this Section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.


         If to Patco:                                       Pacific Atlantic Trading Corporation Inc.
                                                            Paulino Alfonso 331
                                                            Santiago, Chile
                                                            Attn.: Felipe Garcia Huidobro Mac-Auliffe

                                                        Cc: Carlos Concha, Esq,
                                                            Huerfanos 835 p. 18
                                                            Santiago, Chile

         If to Hydro:                                       Norsk Hydro ASA
                                                            Legal Department
                                                            0240 Oslo, Norway
                                                            Attn.: Mr. Lars Lothe


10.4. Publicity. Hydro and Patco will consult with each other upon any press releases or public announcements pertaining to the transactions contemplated by this Agreement and shall not issue any such press releases or make any such public announcements before such consultation and agreement, except as may be required by applicable law in which case the party proposing to issue such press release or make such public announcement shall use all reasonable efforts to consult in good faith with the other party before any such issuance or announcement.

10.5. Confidentiality. Each party hereto agrees to keep information obtained by it pursuant hereto confidential in accordance with such party's customary practices and agrees that it will only use such information in connection with the transactions contemplated by this Agreement and not disclose any of such information other than (a) to such party's employees, representatives, attorneys, auditors, agents or affiliates who are advised of the confidential nature of such information, (b) to the extent such information presently is or hereafter becomes available to such party on a non-confidential basis and without a breach of a similar confidentiality obligation from any source or such information that is in the public domain at the time of disclosure, (c) to the extent disclosure is required by

         Law (including applicable securities Laws), regulations, subpoenas or judicial order or process (provided that notice of such requirement or order shall be promptly furnished to the other party unless such notice is legally prohibited), (d) to transferees or prospective transferees who agree to be bound by the provisions of this Section, (e) to the extent required in connection with any litigation between any parties hereto with respect to this Agreement or (f) with the other party's prior written consent.

10.6. Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of Chile.

10.7. Arbitration. The parties shall endeavor to resolve any controversy, claim or dispute arising between them out of or relating to this Agreement including without limitation, the interpretation of any provision thereof or the breach, termination or invalidity thereof (a "DISPUTE"), by discussions in good faith in a spirit of mutual good will, and that, if necessary, a meeting of senior management of the parties shall be convened if the Dispute is not solved amicably within thirty (30) days of the Dispute arising.

         If any of such Disputes cannot be resolved within forty five (45) days as of the date the Dispute arose, then such Dispute shall be exclusively and finally settled by arbitration. It is specifically understood and agreed that any Dispute may be submitted to arbitration irrespective of the magnitude thereof, the amount in controversy or whether such Dispute would otherwise be considered justifiable or ripe for resolution by a court. Only if the panel is already established, it is specifically agreed that any legal action, including the filing of any precautionary actions (medidas precautorias), pre-judicial actions (medidas prejudiciales) shall be known and resolved by the arbitral tribunal, as appointed hereinbelow.

         Unless the parties agree otherwise, the arbitration shall be conducted in accordance with the Rules of Arbitration of the International Chamber of Commerce ("ICC") as in effect on the date of this Agreement, except to the extent such rules conflict with the provisions of this arbitration section in which event the provisions of this section shall control.

         The arbitration shall be conducted in the Spanish language, provided that, any witness whose native language is not Spanish may give testimony in English or Norwegian, with simultaneous translation into Spanish. In this case the translator shall be appointed by the arbitral tribunal and any party shall have the right to participate in such examinations and cross-examinations accompanied by a translator hired by such party. Each party shall bear its own costs in connection with such arbitration, unless the arbitrators determine otherwise.

         The arbitral tribunal consist of three arbitrators from the following list to be appointed in the same order of this list.

         List of Arbitrators:
         -------------------

         1.- Luis Bezanilla Mena
         2.- Jose Domingo Eluchans Urenda
         3.- Juan Luis Ossa Bulnes

         4.- Fernando Barros Tocornal
         5.- Alfredo Alcaino de Esteve
         6.- Carlos Alberto Orrego Gamboa
         7.- Ricardo Peralta Valenzuela
         8.- Jose Tomas Errazuriz Grez
         9.- Arturo Alessandri Cohn
         10.- Juan Francisco Gutierrez Irarrazaval
         11.- Juan Eduardo Palma Jara

         If it has turned to be impossible to appoint 3 arbitrators from the list, the parties shall agree on the name(s) of the missing arbitrator(s). If the parties cannot agree on the name of the arbitrators needed to complete the three member panel within 15 days as of the date the last arbitrator of the list refused or is evidenced that cannot assume the position, then the ICC shall appoint enough arbitrators to complete the 3 member panel.

         The arbitration shall be conducted in the city of Santiago, Chile, or such other place as is unanimously agreed in writing by the parties to the arbitration. The arbitrators shall act as arbitros arbitradores. Consequently, and as this Agreement is governed by the laws of the Republic of Chile, any Dispute existing between the parties shall be settled under such laws, with the exception of the procedural provisions contained in the ICC's Rules, if such rules are to be used under this clause, which provisions shall be applied.

         Any decision or award of the arbitral tribunal shall be final and binding upon the parties to the arbitration proceeding. Any rights to appeal or to review of such award by any court or tribunal are hereby waived, to the extend permitted by law. The arbitral award may be enforced against the parties to the arbitration proceeding or their assets wherever they may be found and judgement upon the arbitral award may be entered in any court having jurisdiction thereof.


         IN WITNESS WHEREOF, each party hereto has signed this Agreement, or caused its duly authorized officer to sign this Agreement, as of the date first above written.


                              Patco
                               By:
                                               --------------------------------
                                               Name:
                                               Title

                               HYDRO
                               By:
                                               --------------------------------
                                               Name:
                                               Title

                                   ANNEX LIST



Annex I.A.                       Copies of the SQH Loan and PC Loan.
Annex I.X.                       Escrow Agreement.
Annex I.B.(a)                    Julio Ponce Personal Guarantee.
Annex I.B.(b)                    Copy of the NG Pledge
Annex 2.3.                       Option Notice.
Annex 2.3.(i)                    Form of SQH Shareholders Meeting Minutes.
Annex 2.3.(iii)                  Form of Subscription Agreement.
Annex 3.1.(b)                    SQM Published Investment Program
Annex 7.4.                       Form of Shareholders Agreement

                                   ANNEX I.A.
                       COPIES OF THE SQH LOAN AND PC LOAN

                                   ANNEX I.X.
                                ESCROW AGREEMENT

                                 ANNEX I.B. (a)
                         JULIO PONCE PERSONAL GUARANTEE

                                 ANNEX I.B. (b)
                              COPY OF THE NG PLEDGE

                                   ANNEX 2.3.
                                  OPTION NOTICE


                                                              -----------


[Date]


To:   Pacific Atlantic Trading Corporation Inc.,
      SQ Grand Cayman Corp., and
      Mr. Roberto Guzman Lyon


Dear _____,

In accordance with the provisions set forth in the Option Agreement dated ___, 2001 between Pacific Atlantic Trading Corporation Inc., SQ Grand Cayman Corp., Roberto Guzman Lyon and Norsk Hydro ASA (the "Option Agreement"), by means of this instrument we hereby give you notice of exercise of our right to subscribe newly issued shares of Inversiones SQ Holding S.A., for a total amount representing 49% of the issued shares of such company.

Sincerely,





                                 Norsk Hydro ___

                                 ANNEX 2.3. (i)
                    FORM OF SQH SHAREHOLDERS MEETING MINUTES

                                ANNEX 2.3. (iii)
                         FORM OF SUBSCRIPTION AGREEMENT

                                 ANNEX 3.1. (b)
                        SQM PUBLISHED INVESTMENT PROGRAM

                                   ANNEX 7.4.
                         FORM OF SHAREHOLDERS AGREEMENT

                                  SCHEDULE LIST


a)      Schedule 5.3 (iv)
b)      Schedule 5.3 (vii)
c)      Schedule 5.7 (a)
d)      Schedule 5.11
e)      Schedule 5.13 (a)





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